Exhibit 4.13.5
FOURTH SUPPLEMENTAL INDENTURE
Dated as of March 15, 2006
among
CALPINE CONSTRUCTION FINANCE COMPANY, L.P.
CCFC FINANCE CORP.
THE GUARANTORS NAMED HEREIN
and
WILMINGTON TRUST FSB,
as Trustee
Supplementing the Indenture
Dated as of August 14, 2003
and
Amended as of September 18, 2003,
January 14, 2004 and March 5, 2004

FOURTH SUPPLEMENTAL INDENTURE, dated as of March 15, 2006 (the “Fourth Supplemental Indenture”), among Calpine Construction Finance Company, L.P., a Delaware limited partnership (the “Company”), CCFC Finance Corp., a Delaware corporation (“Finance Corp.”), the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”).
          WHEREAS, the Company, Finance Corp., the Guarantors and the Trustee have executed that certain Indenture, dated as of August 14, 2003, as supplemented by that certain Supplemental Indenture, dated as of September 18, 2003, and as further supplemented by that certain Second Supplemental Indenture, dated as of January 14, 2004, and as further supplemented by that certain Third Supplemental Indenture, dated as of March 5, 2004 (as supplemented or amended, the “Indenture”), in connection with the co-issuance by the Company and Finance Corp. of certain Second Priority Senior Secured Floating Rate Notes due 2011 (the “Notes”);
          WHEREAS, on December 20, 2005, Calpine Corporation (“Calpine”) and certain of its controlled subsidiaries, including, among others, Calpine Operating Services Company, Inc. and Calpine Energy Services, L.P., filed a voluntary proceeding for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Proceeding”);
          WHEREAS, pursuant to a consent solicitation commenced as of February 22, 2006 (the “Consent Solicitation”), the Company and Finance Corp. have (1) requested that the Holders consent to a waiver of certain specified Defaults and Events of Default under the Indenture related to the Proceeding (the “Waiver”) and (2) proposed to supplement and amend certain Sections of the Indenture as provided herein (the “Proposed Amendments”);
          WHEREAS, pursuant to Sections 6.04 and 9.02 of the Indenture, the Holders of at least a majority in aggregate principal amount of the Notes have consented to the Waiver and, pursuant to Section 9.02 of the Indenture, the Holders of at least a majority in aggregate principal amount of the Notes have consented to the Proposed Amendments; and
          WHEREAS, the Company and Finance Corp. have directed the Trustee to execute and deliver this Fourth Supplemental Indenture and a Waiver Agreement, dated concurrently herewith, setting forth the Waiver, in accordance with the terms of the Indenture.
          NOW THEREFORE, for and in consideration of the premises and mutual covenants herein contained, the Company, Finance Corp., the Guarantors and the Trustee agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definition of Terms.
          Unless the context otherwise requires, capitalized terms used herein that are not otherwise defined herein shall have the meaning assigned to such terms in the Indenture.

ARTICLE II
AMENDMENTS TO THE INDENTURE
          Section 2.1 Amendments. Section 6.01 (Events of Default) of the Indenture is hereby amended as follows:
          (a) by deleting the “and” at the end of paragraph (10) of such Section;
          (b) by inserting the words “except as set forth in paragraph (12) below,” at the beginning of paragraph (11) of such Section;
          (c) by deleting the period and adding “; and” at the end of paragraph (11) of such Section; and
          (d) by adding the following new paragraph (12) after paragraph (11) of such Section:
“(12) Calpine Energy Services, L.P. shall file a motion, pursuant to Section 365(a) of the United States Bankruptcy Code, to reject the Index Based Gas Sale and Power Purchase Agreement dated as of August 14, 2003, as amended, in its Chapter 11 bankruptcy case, which is jointly administered under In re Calpine Corporation, et al., Case No. 05-60200 (BRL) in the United States Bankruptcy Court for the Southern District of New York.”
          Section 2.2 Conditions. The effectiveness of Section 2.1 of this Fourth Supplemental Indenture is subject to the satisfaction of the following conditions precedent:
          (a) the Company, Finance Corp. and the Guarantors named as signatories hereto and the Trustee shall have executed and delivered their respective counterparts of this Fourth Supplemental Indenture;
          (b) an amendment agreed to by the Lenders under (and as defined in) the Term Loan Agreement shall have become effective concurrently with this Fourth Supplemental Indenture;
          (c) The Waiver shall have become effective concurrently with this Fourth Supplemental Indenture; and
          (d) the conditions specified in the Indenture which are applicable to this Fourth Supplemental Indenture shall have been satisfied.
          Section 2.3 Representations and Warranties. The Company, Finance Corp. and each Guarantor hereby represents and warrants to the Trustee that (a) this Fourth Supplemental Indenture has been duly authorized, executed and delivered by the Company, Finance Corp. or the Guarantor, as applicable, and constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (b) the execution and delivery of this Fourth Supplemental Indenture (i) does not require any consent, approval, authorization or order of, or filing with, any governmental agency or body or any court, except such as have been obtained or made and are in full force and effect as of the date hereof and (ii) will not violate any applicable law or regulation or the charter, by laws or other organizational documents of the Company, Finance Corp. or the Guarantor, as applicable, or any order of any governmental agency or body, or breach or conflict with any material agreement to which the Company, Finance Corp. or the Guarantor, as applicable, is a party or by which the Company, Finance Corp. or the Guarantor, as applicable, is bound.
ARTICLE III
ARTICLE IV
MISCELLANEOUS
          Section 4.1 Interpretation.
          Upon execution and delivery of this Fourth Supplemental Indenture, and subject to Section 2.2, the Indenture shall be modified and amended in accordance with this Fourth Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Fourth Supplemental Indenture will control. The Indenture, as modified and amended by this Fourth Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every holder of Notes. In case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Fourth Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Fourth Supplemental Indenture, shall control.
          Section 4.2 The Trustee.
          The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and Finance Corp.
          Section 4.3 Certain Duties and Responsibilities of the Trustee.
          In entering into this Fourth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
          Section 4.4 Counterparts.
          This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. The delivery of an executed signature of this Fourth Supplemental Indenture by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

          Section 4.5 Applicable Law.
          This Fourth Supplemental Indenture and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.
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     IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

CALPINE CONSTRUCTION FINANCE COMPANY, L.P.

By:	/s/ Zamir Rauf
Name: Zamir Rauf
Title: Senior Vice President

CCFC FINANCE CORP.

By:	/s/ Zamir Rauf

Name: Zamir Rauf
Title: Senior Vice President

CALPINE HERMISTON, LLC, as a Guarantor

By:	/s/ Zamir Rauf

Name: Zamir Rauf
Title: Senior Vice President

CPN HERMISTON, LLC, as a Guarantor

By:	/s/ Zamir Rauf

Name: Zamir Rauf
Title: Senior Vice President

HERMISTON POWER PARTNERSHIP, as a Guarantor

By: Calpine Hermiston, LLC, its General Partner

By:	/s/ Zamir Rauf

Name: Zamir Rauf
Title: Senior Vice President

WILMINGTON TRUST FSB, as Trustee

By:	/s/ Donald G. MacKelcan

Name: Donald G. MacKelcan
Title: Senior Vice President